Exhibit 99.1

                                                       SANGAMO BIOSCIENCES, INC.
                                                      Point Richmond Tech Center
                                                             501 Canal Boulevard
                                                              Richmond, CA 94804
                                                510-970-6000 o 510-236-8951(Fax)

--------------------------------------------------------------------------------

        SANGAMO BIOSCIENCES REPORTS 2006 SECOND QUARTER FINANCIAL RESULTS

             RECENT FINANCING BRINGS CASH POSITION TO $59.3 MILLION

Richmond, Calif. - July 25, 2006 - Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the second quarter ended June 30, 2006. The consolidated net loss was $3.3 million, or $0.11 per share, as compared to a net loss of $3.4 million, or $0.13 per share, in the same period of 2005. As of June 30, 2006, the company had cash, cash equivalents, investments and interest receivable of $59.3 million.

Revenues for the second quarter of 2006 were $1.8 million as compared to second quarter 2005 revenues of $418,000. Second quarter 2006 revenues were from Sangamo's agreement with Dow AgroSciences (DAS), federal government research grants, enabling technology research agreements, and human therapeutics collaborations. The increase in revenues for the second quarter of 2006 compared with 2005 was primarily attributable to revenues from the DAS agreement.

Total second quarter 2006 operating expenses were $5.8 million as compared to $3.9 million in the prior year period. Research and development expenses were $4.0 million for the three months ended June 30, 2006 as compared to $2.8 million for the second quarter of 2005. General and administrative expenses were $1.8 million for the three-month period ending June 30, 2006 and $1.1 million for the second quarter of 2005. The increase in total expenses for the second quarter of 2006 was attributable to increased external development expenses, primarily associated with manufacturing costs for the Company's upcoming Phase 2 clinical trial, increased personnel and lab supply expenses primarily due to increased head count in the research and development departments and increased professional service-related expenses. Total expenses also included a non-cash charge of $494,000 during the second quarter ended June 30, 2006 for employee stock-based compensation. As of January 1, 2006 the Company has adopted Statement of Financial Accounting Standards No. 123R and is reporting employee-stock based compensation expense in our GAAP results.

Net interest and other income for the second quarter of 2006 was $745,000 as compared to $76,000 in the comparable period of 2005.

RECENT HIGHLIGHTS

     o Sangamo BioSciences presented the first data from a human clinical trial of a ZFP Therapeutic(TM), SB-509, for the treatment of diabetic neuropathy. Data from Sangamo's Phase 1a/1b studies were presented at the 58th Annual Meeting of the American Academy of Neurology in April and the 66th Scientific Sessions of the American Diabetes Association Meeting in June. The results are the first publicly reported data from a human clinical trial of a ZFP Therapeutic and demonstrate that a single treatment of SB-509 was well tolerated and that no drug-related severe adverse events (SAEs) were observed. Injection site reactions were the most common adverse events reported and were mild and reversible. Importantly, subjects in the Phase 1b study and in the top dose cohorts of the Phase 1a trial were treated within the pharmacologically effective dose range that was demonstrated to be efficacious in preclinical animal studies. When the initial Phase 1b data were analyzed, clinicians also observed anecdotal improvement in symptoms as measured by the total neuropathy score or TNS, a composite score of nerve function.

          In the Phase 1a single blind dose escalation study which is complete, twelve subjects were administered a single treatment of SB-509 in one leg and placebo in the other. The Phase 1b study is ongoing. Subjects are randomized and administered either SB-509 or placebo in both legs at a single visit. As in the Phase 1a study, participants are being monitored for clinical and laboratory safety as well as evaluation of pain and clinical effects on lower limb diabetic neuropathy at one, two, three and six months post-treatment. Data from the Phase 1 studies will be presented later this year at appropriate scientific and clinical meetings. The zinc finger DNA-binding protein transcription factor (ZFP TF(TM)), SB-509, is a novel therapeutic designed to protect and stimulate the regeneration of peripheral nerve function in diabetics suffering from peripheral neuropathy.

     o Sangamo closed an offering of common stock with net proceeds to the company of $20.15 million. In June 2006, Sangamo announced that it had sold 3,100,000 shares of common stock at $6.75 per share, resulting in net proceeds to the company of approximately $20.15 million. Sangamo intends to use the proceeds from the financing to continue the development of its ZFP Therapeutic product candidates and research programs and for other general corporate purposes. Piper Jaffray & Co. acted as the sole underwriter for this offering.

     o Sangamo scientists and their collaborators presented preclinical data at several scientific and medical conferences. Preclinical data from Sangamo's programs in therapeutic gene regulation and gene modification and research data from the Company's enabling technology program were presented at several meetings including the Annual Meetings of the Association for Research in Vision and Ophthalmology
          (ARVO) and the American Society of Gene Therapy, as well as at a Keystone Symposium "Pain Mechanisms and the Development of Analgesics".

     o On June 30 2006, Sangamo BioSciences was added to the Russell 3000 and the Russell 2000 indexes. The Russell family of U.S. indexes ranks as the most widely used set of U.S. equity performance benchmarks among institutional investment products.

     o H. Ward Wolff was appointed to Sangamo's Board of Directors. Mr. Wolff is Senior Vice President, Finance and Chief Financial Officer of Nuvelo, Inc. and most recently served as Chief Financial Officer and Senior Vice President, Finance, of Abgenix, Inc. until April 2006 when Abgenix was merged with Amgen Inc. Prior to joining Abgenix, Mr. Wolff served in senior financial positions with QuantumShift, DoubleTwist, Inc. and Premenos Technology Corporation. Previously, Mr. Wolff held positions with Price Waterhouse, as a certified public accountant, including Senior Audit Manager. Mr. Wolff will serve as chairman of Sangamo's Audit Committee. Jon E. M. Jacoby, who has served as a member of the board since April 2000, retired at the time of the annual stockholder's meeting, June 6, 2006.

SIX-MONTH RESULTS

For the six-month period ended June 30, 2006 the consolidated net loss was $6.1 million, or $0.20 per share, compared with a consolidated net loss of $6.9 million, or $0.27 per share, in the comparable period in 2005. Revenues for the first six months of 2006 were $3.9 million as compared to $674,000 in the same period of 2005. Total expenses for the six months ended June 30, 2006 and 2005 were $11.2 million and $7.7 million, respectively.

CONFERENCE CALL AND WEBCAST

Sangamo will host a conference call today at 2:00 p.m. PDT, which will be open to the public via telephone and webcast. During the conference call, the company will review the financial results and discuss other business matters.

The conference call dial-in numbers are 1-866-770-7129 for domestic callers and 1-617-213-8067 for international callers. The passcode for participants is 46430212. Participants may access the live webcast via a link on the Sangamo BioSciences website http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome in the Investor Relations section under "Company Overview". For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 4:00 p.m. PDT on July 25, 2006 to 9:00 p.m. PDT on July 31, 2006. The conference call replay numbers for domestic and international callers are 888-286-8010 and 617-801-6888, respectively. The conference ID number for the replay is 49916610. The webcast will be available on the Sangamo website for two weeks after the call.

ABOUT SANGAMO BIOSCIENCES, INC.

Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development programs are currently in Phase I clinical trials for evaluation of safety in patients with peripheral artery disease and diabetic neuropathy. Other therapeutic development programs are focused on ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as sickle cell anemia, and for infectious diseases, such as HIV. Research at Sangamo is partially funded by an Advanced Technology Program (ATP) grant awarded by the National Institute of Standards and Technology (NIST). For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com.

This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

CONTACT
Sangamo BioSciences, Inc.           Burns McClellan, Inc.
-------------------------           --------------------
Elizabeth Wolffe, Ph.D.             Justin Jackson (media)
510-970-6000, x271                  212-213-0006
ewolffe@sangamo.com

                                     -more-

SELECTED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

                                                        Three Months Ended           Six Months Ended
                                                             June 30,                    June 30,
                                                     ------------------------    ------------------------
                                                        2006          2005          2006          2005
                                                     ----------    ----------    ----------    ----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues                                             $    1,777    $      418    $    3,914    $      674
                                                     ----------    ----------    ----------    ----------
Operating expenses:
  Research and development                                4,028         2,811         7,618         5,506
  General and administrative                              1,821         1,063         3,577         2,204
                                                     ----------    ----------    ----------    ----------
    Total operating expenses                              5,849         3,874        11,195         7,710
                                                     ----------    ----------    ----------    ----------
Loss from operations                                     (4,072)       (3,456)       (7,281)       (7,036)
Interest income, net                                        745            76         1,208           103
                                                     ----------    ----------    ----------    ----------
Net loss                                             $   (3,327)   $   (3,380)   $   (6,073)   $   (6,933)
                                                     ==========    ==========    ==========    ==========

Basic and diluted net loss per common share          $    (0.11)   $    (0.13)   $    (0.20)   $    (0.27)

Shares used in computing basic and diluted net
 loss per common share                                   31,312        25,391        30,959        25,364
                                                     ==========    ==========    ==========    ==========

CONDENSED BALANCE SHEET DATA

                                                      June 30,       Dec. 31,
                                                        2006          2005
                                                     ----------    ----------
Cash, cash equivalents, and investments              $   59,338    $   47,174
Total assets                                             60,797        48,983
Total stockholders' equity                               53,132        37,814

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